1-800 Mutuals Advisor Series
600 N. Pearl Street, Suite 2150
Dallas, TX  75201
June 13, 2001
Page 2


                              GODFREY & KAHN, S.C.
                                ATTORNEYS AT LAW
                             780 North Water Street
                           Milwaukee, Wisconsin 53202
                     Phone (414) 273-3500 Fax (414) 273-5198



                                February 21, 2002


Quintara Funds
157 Hagar Avenue
Piedmont, CA 94611


Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-1A (Registration Nos. 333-72186 and 811-10563) (the "Registration Statement") relating to the sale by you of an indefinite number of shares of beneficial interest, $0.001 par value (the "Shares"), of Quintara Small Cap Value Fund and Quintara Small Cap Growth Fund, each a series of Quintara Funds (the "Trust"), in the manner set forth in the Registration Statement.

     We have examined: (a) the Registration Statement, including the prospectuses included therein; (b) the Trust's Declaration of Trust and Bylaws;
(c) certain resolutions of the Trust's Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                Very truly yours,

                                /s/ Godfrey & Kahn, S.C.


                                    GODFREY & KAHN, S.C.